POPULAR, INC.

Contact:

Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:
Teruca Rullán
Senior Vice President
Global Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter and Year Ended December 31, 2004

San Juan, Puerto Rico Tuesday, January 18, 2005– Popular, Inc.’s (“the Corporation”) (NASDAQ: BPOP, BPOPO) net income for the year ended December 31, 2004 reached $489.9 million, from $470.9 million in 2003. The results for the year 2003 included $71.1 million in gains on sale of securities, mainly marketable equity securities, compared with $15.3 million in 2004. Earnings per common share (EPS), basic and diluted, for the year 2004 were $1.79, compared with $1.74 in 2003, an increase of 3%. All references to the numbers of common shares and per share amounts have been restated to reflect the two-for-one stock split in the form of a stock dividend effective on July 8, 2004. Net income for 2004 represented a return on assets (ROA) of 1.23% and a return on common equity (ROE) of 17.60%. For the year 2003, the Corporation reported ROA and ROE of 1.36% and 19.30%, respectively. This press release should be read in conjunction with the accompanying tables which are an integral part of this analysis.

Net income for the quarter ended December 31, 2004 was $128.2 million, or $0.47 per common share, basic and diluted, compared with $106.3 million or $0.39, respectively, for the same quarter of 2003. The Corporation’s ROA and ROE for the fourth quarter of 2004 were 1.18% and 17.52%, respectively, compared with 1.18% and 16.38%, respectively, for the same period in 2003. The Corporation’s results of operations for the quarter ended December 31, 2004, compared with the same quarter of 2003, reflected an improvement of $29.3 million in net interest income and $18.0 million in non-interest income, while the provision for loan losses decreased $3.7 million. Operating expenses increased $18.8 million and income taxes $10.3 million.

“We are extremely satisfied with the advances the Corporation has made on the challenging objective of diversifying both our sources of income and our geographic distribution,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer. “The Corporation’s banking and consumer finance operations in the U.S. mainland have experienced continued growth. Assets in our U.S. operations represented approximately 43% of the Corporation’s total assets and approximately 33% of our total gross revenues.”

The Corporation’s net income for the year ended December 31, 2004, compared with the same period in the previous year, reflected the following variances:

•higher net interest income by $90.8 million
 •lower provision for loan losses by $17.3 million
 •lower non-interest income by $17.2 million
•higher operating expenses by $57.9 million
•higher income tax by $14.4 million.

The 7% increase in net interest income for the year ended December 31, 2004 when compared with 2003, resulted mostly from a $4.8 billion increase in average earning assets, mostly associated with increases of $2.6 billion in mortgage loans, $1.1 billion in commercial loans and $0.5 billion in consumer loans. The mortgage loan portfolio grew both in Puerto Rico and the U.S. mainland operations. Commercial and construction loans increased principally due to the acquisition of Quaker City’s commercial portfolio, mainly real estate secured loans, and strengthened sales efforts and business initiatives. Consumer loans increased partly as a result of favorable customer response to marketing efforts, targeted mostly to auto and personal loans. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $3.1 billion and $1.2 billion, respectively. Non-interest bearing sources of funds, including demand deposits and other funds, increased $0.5 billion.

The average yield on earning assets declined 32 basis points, resulting from a number of factors which included the reduction in the yield on investment securities due to the maturities of higher rate securities replaced by lower-yielding securities, prepayments of higher rate mortgage related products along with higher levels of premium amortization, a higher proportion of mortgage loans that represent lower yielding assets and consumer loans promotional campaigns. The average cost of interest-bearing liabilities decreased 8 basis points benefited by the low interest rate environment earlier in the year and by certain initiatives taken in 2003 to reduce the cost of certain interest-bearing liabilities, including revisions made to interest rates on interest-bearing deposits. The net interest yield for the year ended December 31, 2004, was 3.66% compared with 3.92% for 2003. The net interest yield for the last quarter of 2004 was 3.51%, compared with 3.61% for the quarter ended September 30, 2004 and 3.86% for the fourth quarter of 2003.

The provision for loan losses totaled $178.6 million or 101% of net charge-offs for the year 2004, compared with $195.9 million or 113%, respectively, in 2003. The decline in the provision was mainly attributed to the mix in the loan portfolio, improved net charge-offs and non-performing assets ratios and delinquency. Net charge-offs for 2004 totaled $177.3 million or 0.71% of average loans, compared with $173.9 million or 0.84% in 2003. This increase in net charge-offs was mainly due to higher lease financing net charge-offs by $14.2 million, mortgage loans net charge-offs by $2.6 million, and consumer loans net charge-offs by $0.9 million, offset by lower net charge-offs in the commercial loan portfolio, including construction loans, by $14.3 million. The increase in lease financing net charge-offs is related principally to the Corporation’s operations in the U.S. mainland due to higher delinquency levels in the small ticket equipment leasing segment of the portfolio. The increase is mainly related to one vendor who filed bankruptcy during the third quarter of 2004 which has required increased collection and litigation activity. Net charge-offs for the quarter ended December 31, 2004 were $59.2 million or 0.85% of average loans, compared with $47.9 million or 0.87% for the fourth quarter of 2003. The increase in net charge-offs as compared with the fourth quarter of 2003 was mainly due to higher lease financing net charge-offs by $16.3 million due to the factor explained above, partially offset by lower commercial loans net charge-offs, including construction loans, by $5.2 million.

The decrease in non-interest income for the year ended December 31, 2004, compared with the same period in 2003 was mostly associated with lower gains in the sale of securities during 2004 by $55.8 million, and lower gains on sale of loans by $9.4 million mostly related with lower sales volume. Partially offsetting these decreases, were principally higher other service fees by $11.2 million, or 4%, mostly attributed to higher insurance commissions, debit card and credit card fees. Also, there were lower trading losses by $10.1 million, mostly related with fluctuations in the long-term interest rate scenario which negatively impacted the market value of mortgage-backed securities during 2003 and higher realized gains on the sale of trading securities during 2004. Moreover, other operating income increased by $23.4 million, mainly due to capital gains of $10.9 million during 2004 derived from a sale of a real estate property in Puerto Rico, and higher daily rental revenues from the Corporation’s auto and lease financing operations, among others.

Operating expenses totaled $1.2 billion for the year ended December 31, 2004, an increase of 5%, compared with the same period in 2003. Personnel costs increased by $44.6 million, driven mostly by higher salaries and related taxes, due in part to higher headcount including new operations in the U.S. mainland, incentive compensation, performance and other bonuses, partially offset by higher deferred costs on the origination of loans.Full-time equivalent employees were 12,142 at December 31, 2004, an increase of 668 employees from December 31, 2003.All other operating expenses, excluding personnel costs, increased $13.3 million, or 2%, compared with 2003. Categories with the largest increases included professional fees, net occupancy and equipment expenses, which resulted in part from continuing investments in systems technology and costs to support business initiatives and expansion.On the other hand, other operating expenses decreased $16.1 million compared with year 2003. The results of 2003 included in this category a $12.1 million prepayment penalty on the early cancellation of certain long-term borrowings and higher sundry losses related with credit card transactions.

The Corporation’s total assets at December 31, 2004 amounted to $44.4 billion, compared with $36.4 billion at December 31, 2003, and $42.9 billion at September 30, 2004. At December 31, 2004, total loans amounted to $28.7 billion, compared with $22.6 billion on the same date in the previous year, and $27.5 billion at September 30, 2004. Quaker City, acquired in the third quarter of 2004, contributed approximately $1.5 billion in loans on the merger date. Mortgage loans accounted for the largest growth in the portfolio, rising $2.9 billion, or 30%, from the end of 2003. Commercial and construction loans rose $2.3 billion, or 27%, since December 31, 2003. Investment and trading securities totaled $12.2 billion at December 31, 2004, $11.1 billion at December 31, 2003 and $12.0 billion at September 30, 2004.

The allowance for loan losses amounted to $437 million at December 31, 2004, or 1.52% of loans, compared with $409 million or 1.81% at the same date in 2003, and $446 million or 1.62% at September 30, 2004. The ratio of allowance for loan losses to loans continued to reflect improvement in credit quality trends and a shift in the loan portfolio mix to include a greater proportion of real estate secured loans. Non-performing assets were $614 million or 2.14% of loans at December 31, 2004, compared with $611 million or 2.70% at the end of 2003, and $623 million or 2.26% at September 30, 2004. The allowance as a percentage of non-performing loans was 78.89% at December 31, 2004 compared with 73.34% at the end of 2003 and 79.01% at September 30, 2004. Effective for the quarter ended March 31, 2004, the Corporation adopted the standard industry practice of placing commercial and construction loans in non-accrual status when payments of principal or interest are delinquent 90 days or more rather than 60 days or more. Had the Corporation continued reporting commercial and construction loans in non-performing status under the previous policy, non-performing assets would have amounted to $641 million at December 31, 2004, or 2.23%   of ending loans. The allowance as a percentage of non-performing loans would have amounted to 75.14%.

Non-performing mortgage loans totaled $396 million or 64% of total non-performing assets and 3% of total mortgage loans at December 31, 2004, compared with $345 million or 56% of total non-performing assets and 4% of total mortgage loans at December 31, 2003. This increase of $51 million, or 15%, in non-performing mortgage loans was mostly driven by portfolio growth. Mortgage loans net charge-offs as a percentage of average mortgage loan portfolio were 0.29% in 2004, compared with 0.35% in 2003. Also, other real estate assets reached $60 million at December 31, 2004, or 10% of non-performing assets, compared with $54 million, or 9% at December 31, 2003. On the other hand, commercial, including construction, lease financing and consumer non-performing loans reflected declines of $46 million, $4 million and $4 million, respectively, when compared with December 31, 2003. Approximately $28 million of the decline in commercial and construction non-performing loans was due to the aforementioned change in the Corporation’s policy for non-accrual commercial and construction loans.

Deposits totaled $20.6 billion at December 31, 2004, compared with $18.1 billion at December 31, 2003, an increase of $2.5 billion, or 14%. The acquisition of Quaker City during the third quarter of 2004, contributed approximately $1.2 billion in deposits at acquisition date. Demand deposits rose $447 million, while savings and time deposits increased $1.0 billion and $1.1 billion, respectively, compared with December 31, 2003.The increase in deposits was also associated with marketing campaigns and sales efforts. Deposits totaled $20.5 billion at September 30, 2004. Borrowed funds increased $5.0 billion, reaching $19.9 billion at December 31, 2004, from $14.9 billion on the same date of the previous year. The increase in borrowings since December 31, 2003 was mostly comprised of secured borrowings arising in securitization transactions and debt issuances in the form of junior subordinated debentures (trust preferred securities). Borrowed funds amounted to $18.7 billion at September 30, 2004. At December 31, 2004, stockholders’ equity was $3.1 billion, compared with $2.8 billion at the same date in the previous year and $3.0 billion at September 30, 2004.

The market value of the Corporation’s common stock at December 31, 2004 was $28.83 per common share, compared with $22.43 at December 31, 2003. The Corporation’s market capitalization at December 31, 2004 was $7.7 billion, compared with $6.0 billion at December 31, 2003. At December 31, 2004, the Corporation’s common stock had a book value per share of $10.95, compared with $9.66 at the same date the previous year.

* * *

During the fourth quarter of 2004, the Corporation sold in public offerings approximately $1.3 billion in asset-backed securities supported by mortgage loans, through Popular ABS, Inc. Popular Financial Holdings has structured its securitization transactions as on-balance sheet securitizations in recent years which have contributed to the growth in the Corporation’s mortgage loan portfolio. Also, during this quarter, the Corporation issued junior subordinated debentures as part of two offerings of $250 million and $130 million of trust preferred securities. The trust preferred securities qualify as Tier 1 risk-based capital. The funds from the junior subordinated debentures were primarily used for the Quaker City and Kislak Financial Corporation acquisitions. The latter acquisition was completed on January 3, 2005, as described on a previously issued press release.  Kislak Financial Corporation was the holding company of Kislak National Bank, a Miami, Florida based commercial bank.

The Corporation has been informed that the Antitrust Division of the U.S. Department of Justice is conducting an investigation concerning the participation by GM Group, Inc., a former subsidiary of the Corporation, (which the Corporation acquired in 1999, and, after a reorganization in 2004, is now the Corporation’s EVERTEC, Inc. subsidiary) in the E-rate program, which is administered by the Federal Communications Commission and pays for telecommunications services and related equipment for schools and libraries. The Corporation is cooperating fully with the U.S. Department of Justice’s investigation.

The Corporation’s common stock, which rose 28.5% in market value in 2004, was identified by American Banker as the best performing stock in the large cap bank group.  Popular was selected as one of the FORTUNE Magazine’s 2005 “100 Best Companies to Work For”. The Corporation set a precedent, as it is the first time a Hispanic-owned company is included in this prestigious list.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned  financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, and an asset acquisitions unit.The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 111 years of experience through the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.  Popular is ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For.

An electronic version of this release can be found at the Corporation’s website, www.popularinc.com.

Popular, Inc.

Financial Summary (In thousands, except per share data)	Quarter ended December 31,		Fourth Quarter 2004-2003	Third
	2004	2003	Percent Variance	Quarter 2004
Summary of Operations
Interest income	$601,486	$509,898	17.96%	$563,767
Interest expense	245,584	183,310	33.97	215,575
Net Interest income	355,902	326,588	8.98	348,192
Provision for loan losses	46,016	49,737	(7.48)	46,614
Net interest income after provision for loan losses	309,886	276,851	11.93	301,578
Other income	157,602	141,757	11.18	143,753
Gain on sale of investment securities	1,819	696
Trading account gain (loss)	589	(435)		803
Total non-interest income	160,010	142,018	12.67	144,556
Salaries and benefits	140,564	126,464	11.15	137,569
Profit sharing	5,678	5,650	0.50	5,083
Amortization of intangibles	2,258	1,811	24.68	1,984
Other operating expenses	153,241	148,982	2.86	153,237
Total operating expenses	301,741	282,907	6.66	297,873
Income before income tax and minority interest	168,155	135,962	23.68	148,261
Income tax	39,931	29,659	34.63	32,880
Net gain of minority interest		(10)
Net income	$128,224	$106,293	20.63	$115,381
Net income applicable to common stock	$125,246	$103,315	21.23	$112,402
Earning per common share (basic and diluted)	$0.47	$0.39		$0.42
Dividends declared per common share	$0.16	$0.14		$0.16
Average common shares outstanding	266,614,091	265,815,226		266,414,016
Common shares outstanding at end of period	266,582,103	265,783,892		266,345,324
Selected Average Balances
Total assets	$43,189,951	$35,816,490	20.59	$40,783,407
Total loans	27,885,516	22,112,258	26.11	25,751,941
Earning assets	40,585,573	33,822,435	20.00	38,551,188
Deposits	20,744,877	17,947,922	15.58	19,587,893
Interest-bearing liabilities	35,349,810	28,933,133	22.18	33,281,456
Stockholders’ equity	3,031,092	2,700,991	12.22	2,943,636
Selected Financial Data at Period-End
Total assets	$44,396,758	$36,434,715	21.85	$42,855,594
Total loans	28,742,261	22,602,192	27.17	27,517,298
Earning assets	41,812,475	34,451,748	21.37	40,337,786
Deposits	20,593,160	18,097,828	13.79	20,483,218
Interest-bearing liabilities	36,301,802	29,263,757	24.05	35,067,658
Stockholders’ equity	3,104,621	2,754,417	12.71	3,010,495
Performance Ratios
Net interest yield *	3.51%	3.86%		3.61%
Return on assets	1.18	1.18		1.13
Return on common equity	17.52	16.38		16.22
Credit Quality Data
Non-performing assets **	$613,734	$610,924	0.46	$623,085
Net loans charged-off	59,224	47,883	23.68	42,482
Allowance for loan losses	437,081	408,542	6.99	445,845
Non-performing assets to total assets **	1.38%	1.68%		1.45%
Allowance for losses to loans	1.52	1.81		1.62

* Not on a taxable equivalent basis
** Non-performing assets for 2004 are stated based on the newly adopted non-accruing policy for commercial and construction loans. Non-performing assets for 2003 were not restated. At December31, 2004, non-performing assets which are comparable with prior periods non-accruing policy, would have amounted to $641 million, or 1.44% of total assets.

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.
            All common stock data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

Financial Summary (In thousands, except per share data)	For the period ended December 31,		Percent
	2004	2003	Variance
Summary of Operations
Interest Income	$2,216,265	$2,034,238	8.95%
Interest expense	840,754	749,550	12.17
Net Interest income	1,375,511	1,284,688	7.07
Provision for loan losses	178,657	195,939	(8.82)
Net interest income after provision for loan losses	1,196,854	1,088,749	9.93
Other income	593,676	565,130	5.05
Gain on sale of investment securities	15,254	71,094
Trading account loss	(159)	(10,214)
Total non-interest income	608,771	626,010	(2.75)
Salaries and benefits	548,936	505,797	8.53
Profit sharing	22,082	20,647	6.95
Amortization of intangibles	7,844	7,844
Other operating expenses	592,150	578,795	2.31
Total operating expenses	1,171,012	1,113,083	5.20
Income before income tax and minority interest	634,613	601,676	5.47
Income tax	144,705	130,326	11.03
Net gain of minority interest		(435)
Net income	$489,908	$470,915	4.03
Net income applicable to common stock	$477,995	$460,996	3.69
Earning per common share (basic and diluted)	$1.79	$1.74
Dividends declared per common share	$0.62	$0.51
Average common shares outstanding	266,302,105	265,481,840
Common shares outstanding at end of period	266,582,103	265,783,892
Selected Average Balances
Total assets	$39,898,775	$34,674,761	15.07
Total loans	25,143,559	20,730,041	21.29
Earning assets	37,621,648	32,781,355	14.77
Deposits	19,409,055	17,757,968	9.30
Interest-bearing liabilities	32,445,512	28,098,305	15.47
Stockholders’ equity	2,903,137	2,545,113	14.07
Performance Ratios
Net interest yield *	3.66%	3.92%
Return on assets	1.23	1.36
Return on common equity	17.60	19.30
Credit Quality Data
Non-performing assets **	$613,734	$610,924	0.46
Net loans charged-off	177,303	173,891	1.96
Allowance for loan losses	437,081	408,542	6.99
Non-performing assets to total assets **	1.38%	1.68%
Allowance for losses to loans	1.52	1.81

* Not on a taxable equivalent basis
** Non-performing assets for 2004 are stated based on the newly adopted non-accruing policy for commercial and construction loans. Non-performing assets for 2003 were not restated. At December31, 2004, non-performing assets which are comparable with prior periods non-accruing policy, would have amounted to $641 million, or 1.44% of total assets.

Notes: Certain reclassifications have been made to prior periods to conform with this period.
           All common stock data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.